Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-231104, 333-236145, 333-251903, 333-262168, 333-269155, 333-276651, 333-287288 and 333-292757) of our report dated March 26, 2026 with respect to the consolidated financial statements of Phunware, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ CBIZ CPAs P.C.

Houston, TX

March 26, 2026